Exhibit 10.279

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is entered into effective as of the 31st day of December, 2012, by and between AdCare Health Systems, Inc., an Ohio corporation (“AdCare”), and Christopher F. Brogdon (the “Consultant”). AdCare and the Consultant are sometimes hereinafter individually referred to as a “Party” and collectively as the “Parties.”

In consideration of the mutual covenants set forth below, the Parties agree as follows:

1                                              Engagement.  AdCare hereby engages the Consultant to provide the following services to AdCare (the “Consulting Services”):

(i)                                  Source and recommend potential acquisitions in line with AdCare’s business.

(ii)                               Recommend and arrange financing for targeted acquisitions.

(iii)                            Work with AdCare executives to complete acquisitions and financing.

(iv)                           Such other services requested by AdCare which are reasonably related or incidental to the above-described services.

The Consultant hereby accepts such engagement and agrees from time to time upon AdCare’s request and reasonable prior notice to provide the Consulting Services to AdCare on the terms set forth in this Agreement.

2                                              Term.  Subject to earlier termination with or without cause as provided for in Section 11 below, this Agreement shall be in effect for the three year period from December 31, 2012, through December 31, 2015 (“the Initial Term”).  In the event the Agreement has not been terminated prior to the expiration of this or any Term this Agreement will extend automatically for successive one-year terms. (hereinafter each one-year additional term is referred to as a “Renewal Term”) (the Initial Term and any Renewal Term are collectively referred to as the “Term”)

3                                              Commitment.  The Consultant represents that he is not currently bound by any agreements or other commitments that might interfere with or impair his performance of his consulting responsibilities hereunder or that are inconsistent with his obligations hereunder The Consultant will devote such time and attention to the performance of the Consulting Services as are reasonably required (it being acknowledged that the Consultant’s time commitment is part-time, not full-time).  The Consultant shall perform all Consulting Services diligently, in the best interests of AdCare and to the best of his professional ability and judgment.  The Consultant shall not enter into any agreement or other obligations on behalf of AdCare without its express prior consent.

As part of the Consulting Services, Consultant agrees to provide to AdCare a Right of First Refusal on all skilled nursing facility acquisitions that the Consultant originates, becomes aware of, or in which he has an opportunity to invest. This will include both fee simple properties and leaseholds where the existing lease can be cancelled or is about to expire and AdCare could become the tenant within six months after the closing of the transaction.  The Right of First Refusal will also apply to any campuses which include a skilled nursing facility even though there may also be assisted living or other facilities on the property However, stand alone assisted living facility opportunities will not be subject to the Right of First Refusal.

4.                                           Compensation.  As consideration for the Consulting Services to be provided by the Consultant hereunder, AdCare shall pay to the Consultant $10,000.00 per month in year one, $15,000 per month in year two, and $20,000 per month in year three, all without any deductions or withholdings, during the Term.  In addition to the monthly payments advanced the Consultant will also receive a success fee in the amount of $20,000 on a transaction by transaction basis; however, barring a majority vote of the Board of the Directors indicating otherwise, the parties agree the total amount of success fee(s) on a yearly basis will not exceed the following: $80,000 in year one, $120,000 in year two, and $160,000 in year three.  Additionally, the parties agree no success fee(s) will be paid to the Consultant for leased facilities or fee simple real estate properties where the overall consideration for the transaction is less than $2,500,000.  The Consultant agrees that the amount set forth in this Section is the total amount of compensation to which he is entitled for the Consulting Services and his other undertakings pursuant to this Agreement. Unless otherwise agreed to by the parties, the Consultant’s compensation during any Renewal Term shall be the same as the compensation paid during the previous twelve-month period.

5                                           Expense Reimbursement.  In performing the Consulting Services hereunder, the Consultant will engage in such travel, entertainment, attendance at industry related conventions and meetings, and other similar activities as are required to perform the Consulting Services hereunder AdCare will reimburse the Consultant for all reasonable travel, lodging, meal or any other expenses incurred by the Consultant in the performance of the Consulting Services hereunder.

6.                                           Nondisclosure.  Both during and after the Term, the Consultant shall not, and the Consultant shall not permit any employee, agent, or other representative of the Consultant or of any other entity which is controlled by the Consultant (collectively, “Affiliates of the Consultant,”) to disclose to any person other than Affiliates of the Consultant, or use for the benefit of the Consultant or any Affiliates of the Consultant, any non-public information concerning AdCare which has been learned or has come into the possession of the Consultant or an Affiliate of the Consultant as a result of the Consultant’s or such Affiliate’s association with AdCare pursuant to this Agreement.  In the event of any disclosure required by any applicable law, regulation or judicial or regulatory order or threat of such an order, the Consultant shall provide AdCare written notice of any such disclosure request, and shall further notify AdCare as expeditiously as possible to enable AdCare to authorize such disclosure, to limit such disclosure, or to take action necessary to prevent and/or enjoin such disclosure.

7                                          Indemnification and Liability Limitation.

(a)                                           AdCare. Both during and after the Term, AdCare shall indemnify, defend, and hold harmless the Consultant and all Affiliates of the Consultant from and with respect to all actions, suits, proceedings, judgments, demands, claims, liabilities, losses, or expenses whatsoever (including reasonable attorneys’ fees) arising from the business and/or activities of AdCare and/or from defects in products or services of AdCare that are the result of willful misconduct or gross negligence on the part of AdCare.

(b)                                           The Consultant.  Both during and after the Term, the Consultant shall indemnify, defend, and hold harmless AdCare from and with respect to all actions, suits, proceedings, judgments, demands, claims, liabilities, losses, or expenses whatsoever (including reasonable attorneys’ fees) arising from the business and/or activities of the Consultant or Affiliates of the Consultant that are the result of willful misconduct or gross negligence on the part of the Consultant or Affiliates of the Consultant.

8                                           Termination.

(a)                            Pre Change of Control.

i.                       Without Cause

AdCare may terminate this Agreement, at any time, without cause, upon providing 30 days written notice to the Consultant and a vote of the majority of the Board being in Agreement.  In the event AdCare terminates this Agreement without cause prior to the end of the Term provided for in Section 2 of this Agreement, the severance pay shall be an amount equal to eighteen (18) months of the Consultant’s maximum total compensation (including success fees) under this Agreement payable in a lump sum at the time the Consultant’s services are formally terminated

ii.                        With Cause

Either Party may terminate this Agreement at any time upon a material breach of the terms of this Agreement by the other Party, if such breach is not cured within 30 days after receipt of written notice of such breach from the non-breaching Party; provided that where a breach can be completely cured, but cannot be completely cured within 30 days, the breaching Party shall have an additional 30 days to completely cure if the cure process has been started within the first 30-day period and the breaching Party has been diligent in its efforts to cure throughout the first 30-day period.  Termination due to an uncured material breach shall be effective as of midnight on the last day of the applicable cure period.  The Consultant may unilaterally terminate this Agreement effective as of any other date upon at least 60 days advance written notice to that effect to AdCare, in which case the Consultant shall be paid through the date of termination.

(b)                                   Post Change of Control.  If after a Change in Control, (i) the Consultant resigns his position for any reason or (ii) AdCare terminates the Consultant’s position within six (6) months without Cause (other than due to Consultant’s disability), or (iii) the entity acquiring a controlling interest in AdCare terminates the Consultant’s position without Cause (other than due to the Consultant’s disability) the Consultant, or his successors and assigns, shall receive the severance pay and benefits hereafter provided.  The severance pay shall be an amount equal to three (3) years of his maximum total compensation (including success fees) under this Agreement payable in a lump sum at the time of closing resulting in the formal Change of Control if such termination is concurrent with such closing or (ii) at the time of termination if such termination occurs after a Change of Control.  For example, if Consultant is terminated in year one he would receive the aggregate of $900,000 which is the sum of his maximum compensation for the next three years ($200,000 + $300,000 + $400,000); in year two he would receive $1,100,000 ($300,000 + $400,000 + $400,000) and in year three or during any Renewal Term the Consultant he would receive $1,200,000 ($400,000 + $400,000 + $400,000).  For purposes of this Agreement, termination and similar terms means a termination constituting a “separation from service” within the meaning of Code Section 409A.  Notwithstanding the foregoing, to the extent necessary to avoid the Consultant incurring a tax under Code Section 409A, any amount that is otherwise due within six (6) months following termination of employment shall be delayed until six months after termination of employment.  The provisions contained in this Section shall survive the termination of the Consultant’s position.  For purposes of this Agreement, the following terms shall have the following meanings. “Cause” means the Consultant’s fraud, dishonesty, willful misconduct, or gross negligence in his performance of his duties hereunder, or the Consultant’s conviction for a crime of moral turpitude, or material breach by the Consultant of this Agreement which the Consultant fails to cure within thirty (30) days after AdCare gives the Consultant written notice of such breach.  “Change in Control” means one or more sales or dispositions, within a twelve (12) month period, of assets representing a majority of the value of the assets of AdCare or the acquisition (whether by purchase or through a merger or otherwise) of common stock of AdCare immediately following which the holders of common stock of AdCare immediately prior to such acquisitions cease to own directly or indirectly common stock of AdCare or its legal successor representing more than fifty percent (50%) of the voting power of the common stock of AdCare or its legal successor

9                                           Independent Contractor.

(a)                                           No Employment Relationship.  This Agreement shall not establish any employment, partnership or joint venture relationship between the Parties. The Consultant acknowledges that the relationship of the Consultant to AdCare is solely that of an independent contractor, and not of an employee, agent, partner, or otherwise for any purpose.  The Consultant is not, by reason of this Agreement, and will not hold himself out, by reason of this Agreement, as being an employee of AdCare and acknowledges and agrees that he will not be entitled to any employee rights or benefits of any kind whatsoever from AdCare. The Consultant shall not have any right or ability to sign any document for or on behalf of AdCare, or otherwise to bind or create or enter into any obligation on the part of AdCare

(b)                                           Indemnification and Acknowledgement.  The Consultant acknowledges and agrees that he is and shall be solely responsible for the payment of any and all applicable federal, state, local, and other taxes relating to any compensation, fees or other amounts or rights granted to the Consultant under this Agreement.  The Consultant further agrees to indemnify, defend, and hold harmless AdCare and the Indemnified Parties (as defined below) for and against: (i) any and all federal, state, local, or other tax liability including, without limitation, liability for back withholding, penalties, interest, and attorneys’ fees (“Tax Liability”), incurred by any of the Indemnified Parties relating in any way to Consultant’s Tax Liability for or with respect to any compensation, fees or other rights granted under this Agreement, (ii) any and all claims, liabilities, demands, losses, damages, suits and judgments (including without limitation costs, expenses, and attorneys’ fees) (collectively “Claims”) arising out of or relating to the Consultant’s provision of the Consulting Services or to any breach by the Consultant of any covenants, representations or warranties under this Agreement, and (iii) any and all Claims by any person including the Consultant because of injury or death to person(s) or loss or destruction of property attributable in whole or in part to any acts or omissions by the Consultant (whether negligent, insured or otherwise) or any fault of the Consultant, regardless of whether any such Claims are or are found to be unsuccessful, groundless, or fraudulent. The term “Indemnified Parties” as used in this Agreement includes AdCare and its past, present, and future affiliates, partnerships and other related entities (whether or not wholly owned); each of their respective past, present, and future owners, trustees, fiduciaries, administrators, shareholders, directors, officers, partners, associates, agents, representatives, employees, and attorneys; and the predecessors, successors, and assigns of each of the foregoing.

10                                       Section 409A.  This Agreement is intended to comply with or be exempt from the requirements of Section 409A of the Internal Revenue Code (“Section 409A”), as applicable, and shall be administered and construed consistent with this intent. Solely for purposes of complying with Section 409A, any reference to the Consultant’s termination shall mean the Consultant’s “separation from service” as that term is defined in Section 409A.

11                                       Notices.  Any notice, election or other written communication required or desired to be given hereunder shall be deemed given or made at such time as it (a) is delivered personally to the intended recipient, or (b) is delivered to Federal Express,

UPS or any similar express delivery service, or is deposited in the United States mails, by registered or certified mail, return receipt requested, bearing proper postage, addressed to the intended recipient at the address set forth on the signature page of this Agreement. Any Party may specify some other address for the receipt of such written communications by giving written notice of such change to the other Parties.  Although a notice, election or other communication shall be deemed given or made when delivered to an express delivery service or deposited in the mails as provided above, any time period that is to begin running by reason of such communication shall not commence until such communication actually is received by the intended recipient.

12                                       Entire Agreement.  Except as otherwise specifically indicated herein, this document contains the entire agreement of the Parties and supersedes any and all prior understandings, agreements, representations and negotiations between them respecting the subject matters hereof.

13                                       Successors in Interest.  Except as otherwise provided herein, all provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by and against the Parties and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns.

14.                                    Counterparts, Facsimiles and Electronic Mail.  This Agreement and any other documents related to this Agreement may be executed in several counterparts, and each executed counterpart shall be considered as an original of this Agreement or such other document, as the case may be A counterpart executed and transmitted by facsimile device or electronic mail by any person to the intended recipient thereof shall constitute and be accepted as an executed and delivered original of this Agreement or such other document, as the case may be

15                                       Severability.  In the event any provision of this Agreement or any application thereof is held to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the other provisions hereof and of any other application of the specific provision involved shall not be affected or impaired in any manner

16.                                    No Third Party Benefit or Assignment.  Except as otherwise specifically provided herein, this Agreement is intended for the exclusive benefit of the Parties and their respective successors and permitted assigns, and nothing contained in this Agreement shall be construed as creating any right or benefit in or to any third party This Agreement may not be assigned by either Party without the advance written consent of the other Party

17.                                    Survival.  If any provision of this Agreement establishes with respect to any Party any rights and/or obligations which are to be in effect after the termination or expiration of this Agreement, such provision shall survive the termination or expiration of this Agreement and shall be binding upon all persons affected by such provision for such period of time as may reasonably be required in order to give full effect to the intended application of such provision.

18.                                    Waiver.  Any waiver by either Party of a breach of any provision of this Agreement shall not operate as, or be construed to be, a waiver of any other breach of such provision or of any breach of any other provision herein.  Failure by either Party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered as a waiver or deprive that Party of the right thereafter to insist upon strict adherence to that term or any other term herein. Any waiver must be in writing.

19                                       Venue.  The Parties hereby designate the courts sitting in Fulton County, Georgia, as the courts of proper and exclusive subject matter and personal jurisdiction and venue of and for any and all actions and proceedings relating to this Agreement; hereby irrevocably consent to such designation, jurisdiction and venue; hereby waive any objections or defenses relating to jurisdiction or venue with respect to any action or proceeding initiated in any of said courts; and agree that service of process or notice in any such action or proceeding shall be effective if delivered or mailed in accordance with the notice provisions of this Agreement.

20.                                    Applicable Law.  All rights, duties and obligations of the Parties under this Agreement shall be determined in accordance with the laws of the State of Georgia.

This Agreement has been executed and delivered effective as of the date first set forth above.

THE VICE CHAIRMAIN CONSULTANT:	ADCARE:

/s/ Christopher F. Brogdon	By:	/s/ Boyd P. Gentry
Christopher F. Brogdon	It’s:	PRESIDENT & CEO